UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Aclaris Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACLARIS THERAPEUTICS, INC.

701 Lee Road, Suite 103

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2026

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, June 4, 2026 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2026 and entering your 16-digit control number (included in the Notice of Internet Availability of Proxy Materials that will be mailed to you). You will not be able to attend the Annual Meeting in person. The purpose of the Annual Meeting will be the following:

1.	To elect the two nominees for director named herein to hold office until the 2029 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement accompanying this Notice.
3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy statement and our 2025 Annual Report. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2025 Annual Report and a form of proxy card or voting instruction form. We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact and cost of our Annual Meeting.

By Order of the Board of Directors

Matthew Rothman
Secretary

Wayne, Pennsylvania
April 23, 2026

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or on the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying proxy statement. Even if you have voted by proxy, you may still vote online if you attend the meeting. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2026. You will need the 16-digit control number, which is included in the Notice of Internet Availability of Proxy Materials that will be mailed to you.

ACLARIS THERAPEUTICS, INC.

701 Lee Road, Suite 103

Wayne, Pennsylvania 19087

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2026

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials on the internet instead of a full set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Proxy Materials (defined below) over the internet. Accordingly, on or about April 23, 2026, we are sending you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) because the Board of Directors (the “Board”) of Aclaris Therapeutics, Inc. (sometimes referred to as the “Company” or “Aclaris”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders, including at any adjournments or postponements thereof (the “Annual Meeting”). The Notice of 2026 Annual Meeting of Stockholders (“Notice of Annual Meeting”), this proxy statement and proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and our 2025 Annual Report (collectively the “Proxy Materials”) are available to stockholders on the internet.

The Notice of Internet Availability will provide instructions as to how stockholders may access and review the Proxy Materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. Please note that, while our Proxy Materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K for the year ended December 31, 2025 are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice of Internet Availability on or about April 23, 2026 to all stockholders of record entitled to vote at the Annual Meeting. The Proxy Materials will be made available to stockholders on the internet on the same date.

Will I receive any Proxy Materials by mail?

Other than the Notice of Internet Availability, you will not receive any Proxy Materials via mail unless (1) you request a printed copy of the Proxy Materials in accordance with the instructions set forth in the Notice of Internet Availability or (2) we elect, in our discretion, to send you a proxy card and a second Notice of Internet Availability.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 4, 2026 at 9:00 a.m. Eastern Time. The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2026 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number or proxy to vote. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. You will not be able to attend the Annual Meeting in person.

Whether or not you participate in the Annual Meeting, it is important that you vote your shares.

We recommend that you log in a few minutes before the Annual Meeting on June 4, 2026 to ensure you are logged in when the meeting starts. Online check-in will begin at 8:55 a.m. Eastern Time.

Why is the Annual Meeting a virtual, online meeting?

We have decided to hold a virtual meeting to facilitate stockholder participation in the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Information on how to vote online during the Annual Meeting is discussed below.

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/ACRS2026 and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting, as time permits.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page. Technical support will be available starting at 8:55 a.m. Eastern Time on June 4, 2026.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 14, 2026 will be entitled to vote at the Annual Meeting. On this record date, there were 139,663,680 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 14, 2026 your shares were registered directly in your name with Aclaris Therapeutics, Inc.’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card that you may request or that we may elect to deliver at a later time, or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 14, 2026 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the

Annual Meeting via the internet. Whether or not you plan to attend the Annual Meeting via the internet, we urge you to fill out and return a proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Will a list of stockholders entitled to vote at the Annual Meeting be available?

Our list of stockholders as of April 14, 2026 will be available for inspection at our corporate office for the 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our office at 484-324-7933 to speak with our Investor Relations department to schedule an appointment.

What am I voting on?

There are three matters scheduled for a vote:

●	Election of two directors to hold office until the 2029 Annual Meeting of Stockholders (Proposal 1);
●	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 2); and
●	Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026 (Proposal 3).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy card that you may request or that we may deliver to you to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting via the internet, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via the internet and vote during the meeting even if you have already voted by proxy. This is only required if you want to change your original vote, since votes will not be double counted.

●	To vote through the internet before the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. Please have your Notice of Internet Availability in hand when you access the web site and then follow the instructions. If you choose to vote through the internet before the Annual Meeting, your vote must be received by 11:59 p.m. Eastern Time on June 3, 2026 to be counted.
●	You may attend the Annual Meeting via the internet and vote during the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ACRS2026 and entering your 16-digit control number which is included in the Notice of Internet Availability that will be mailed to you. Please have your notice in hand when you access the website and then follow the instructions.

●	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice of Internet Availability. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 3, 2026 to be counted.
●	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the instructions in the notice to ensure that your vote is counted. Alternatively, you may vote by telephone or on the internet as instructed by your broker or bank. To vote online at the Annual Meeting, please follow the instructions at www.virtualshareholdermeeting.com/ACRS2026. You will need the 16-digit control number, which is included in the Notice of Internet Availability that will be mailed to you. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy. This is only required if you want to change your original vote, since votes will not be double counted.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on April 14, 2026.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing a proxy card, by telephone, or through the internet either before or during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director, “For” the advisory approval of the compensation of our named executive officers, and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card that you may request or that we may elect to deliver at a later time) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Proxy Materials, our directors and employees may also solicit proxies by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding Proxy Materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may grant a subsequent proxy by telephone or on the internet.
●	You may submit another properly completed proxy card with a later date.
●	You may send a timely written notice that you are revoking your proxy to Aclaris Therapeutics, Inc.’s Secretary at 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087.
●	You may attend the Annual Meeting via the internet and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization or vote online at the Annual Meeting.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals meeting certain requirements may be eligible for inclusion in our proxy statement for next year’s annual meeting. To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 24, 2026, to our Corporate Secretary at 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2027 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 4, 2027 and March 6, 2027; provided, however that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 4, 2027, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice to the Corporate Secretary must set forth information specified in our amended and restated bylaws, including your name and address and the class and number of shares of our stock that you beneficially own. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also comply with the additional requirements of Rule 14a-19(b).

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our amended and restated bylaws, filed as an exhibit to our most recent Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting.

What are “broker non-votes”?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These unvoted shares with respect to the “non-routine” matters are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the Annual Meeting.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Voting Options	Effect of Abstentions or Withhold Votes (as Applicable)	Effect of Broker Non- Votes
1	Election of Directors	Nominees receiving the most “For” votes	“For” or “Withold”	No effect	No effect
2	Advisory vote to approve compensation of our named executive officers	“For” votes from holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter	“For,” “Against” or abstain	Against	No effect
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026	“For” votes from holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter	“For,” “Against” or abstain	Against	Not applicable(1)
(1)	This proposal is considered a “routine” matter under NYSE rules. Accordingly, if you hold your shares in “street name” and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal. We do not expect there to be broker non-votes on this matter.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. At the close of business on the record date, there were 139,663,680 shares outstanding and entitled to vote. Thus, the holders of 69,831,841 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the Annual Meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eight members. There are two directors in the class whose term of office expires in 2026: Anand Mehra, M.D. and Maxine Gowen, Ph.D. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Three of the eight then serving directors attended the 2025 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated the nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

No director or executive officer is related by blood, marriage, or adoption to any other director or executive officer.  No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2029 ANNUAL MEETING

Anand Mehra, M.D., age 50

Anand Mehra, M.D. has served as a member of our Board since 2014. Dr. Mehra has served as a founding partner of Forge Life Science Partners, a biotech investment firm, since its inception in May 2023. Dr. Mehra joined Sofinnova Investments, Inc. (fka Sofinnova Ventures, Inc.), a biotech investment firm, in 2007 and served as a managing general partner until 2020. Prior to joining Sofinnova, Dr. Mehra worked in J.P. Morgan’s private equity and venture capital group, and before that, Dr. Mehra was a consultant in McKinsey & Company’s pharmaceutical practice. Within the past five years, Dr. Mehra served as the chair of the board of directors of the publicly held company Merus N.V. Dr. Mehra received a B.A. degree in political philosophy from the University of Virginia and an M.D. degree from Columbia University’s College of Physicians and Surgeons. Our Board believes that Dr. Mehra’s extensive experience in the life sciences industry, his service on the boards of directors of other public life sciences companies and his extensive leadership experience qualify him to serve as a director of our company.

Maxine Gowen, Ph.D., age 68

Maxine Gowen has served as a member of our Board since July 2019. Dr. Gowen previously served as the part-time Chief Executive Officer of TamuroBio Inc., a biotechnology company, from 2019 to December 2021. Dr. Gowen founded Trevena, Inc., a publicly held biopharmaceutical company, and served as its President and Chief Executive Officer from 2007 until 2018. Prior to this, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (GSK) over a period of fifteen years. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in, and served on the board of directors of, numerous companies. Until 2002, Dr. Gowen was Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen held a tenured academic position in the School of Pharmacology, University of Bath, UK from 1989 to 1992. Dr. Gowen currently serves as the chair of the board of directors of the publicly held company Passage Bio, Inc. Within the past five years, Dr. Gowen served as a director of the publicly held companies Merus N.V., Trevena, Inc., Aceragen, Inc. (formerly known as Idera Pharmaceuticals, Inc.) and Akebia Therapeutics, Inc. Dr. Gowen received a B.Sc. in biochemistry from the University of Bristol, UK, then received a Ph.D. in cell biology from the University of Sheffield, UK, and received an M.B.A from The Wharton School of the University of Pennsylvania. Dr. Gowen also received a D.Sc. from the University of Bath, UK. Our Board believes that Dr. Gowen’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies her to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING

Christopher Molineaux, age 60

Christopher Molineaux has served as Lead Independent Director of our Board since January 2023, having previously served as Chair since June 2019. He has served as a member of our Board since 2014. Since 2010, Mr. Molineaux has served as President and Chief Executive Officer of Life Sciences Pennsylvania, formerly Pennsylvania Bio, a pharmaceutical and biotech industry advocacy organization, and previously served as its Senior Vice President, Membership Services. Mr. Molineaux previously served as worldwide Vice President of Pharmaceutical Communications and Public Affairs for Johnson & Johnson, a global healthcare company. Mr. Molineaux also served as Vice President for Public Affairs at the Pharmaceutical Research and Manufacturers of America (PhRMA). He received a B.A. degree from the College of the Holy Cross. Our Board believes that Mr. Molineaux’s substantial pharmaceutical and biotechnology industry experience qualifies him to serve as a director of our company.

Vincent Milano, age 62

Vincent Milano has served as a member of our Board since January 2020. Mr. Milano most recently served as Chair of the board of directors of Aceragen, Inc. (formerly known as Idera Pharmaceuticals, Inc.), a publicly held biopharmaceutical company, from 2022 to August 2023, having previously served as Idera’s President and Chief Executive Officer and a member of Idera’s board of directors since 2014. From 1996 to 2014, Mr. Milano served in increasingly senior roles at ViroPharma Inc., a pharmaceutical company acquired by Shire plc in 2014, most recently as Chairman, President and Chief Executive Officer from 2008 to 2014. From 1985 to 1996, Mr. Milano served in increasingly senior roles, most recently as a senior manager, at KPMG LLP, an independent registered public accounting firm. Mr. Milano currently serves on the boards of directors of BioCryst Pharmaceuticals, Inc., a publicly held company, and Life Sciences Cares Philadelphia, a non-profit organization. Within the past five years, Mr. Milano served on the board of directors of Venatorx Pharmaceuticals, Inc., a privately held company. Mr. Milano received a B.S. degree in Accounting from Rider College. Our Board believes that Mr. Milano’s extensive leadership experience with pharmaceutical and biotechnology companies qualifies him to serve as a director of our company.

Hugh Davis, Ph.D., age 67

Hugh Davis has served as our President and Chief Operating Officer, and as a member of our Board, since November 2024. He previously held various roles at Biosion, Inc., a biopharmaceutical company, beginning in 2020, including as Chief Operating Officer of Biosion Inc., President of Biosion USA, Inc., and, most recently, as Biosion’s Chief Business & Development Officer and President.  Dr. Davis also previously served as a member of the board of directors of Biosion, Inc. from 2020 to March 2026. From 2018 to 2020, Dr. Davis served as Chief Business Officer at Frontage Laboratories, Inc. He previously served in a series of leadership roles at Janssen R&D/Johnson & Johnson, including as Vice President & Head, Biologics Development Sciences, Biophysics and Laboratory Operations. Dr. Davis’s previous biopharmaceutical experience includes leadership roles at GlaxoSmithKline and Rhone-Poulenc Rorer. Dr. Davis received Ph.D. and M.S. degrees in Biochemistry from Villanova University and a B.S. degree in Chemistry from Gannon University. Our Board believes that Dr. Davis’ extensive scientific leadership experience with pharmaceutical and biotechnology companies qualifies him to serve as a director of our company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2028 ANNUAL MEETING

Neal Walker, age 56

Neal Walker co-founded our company and has served as our Chief Executive Officer since February 2025. He previously served as our Interim Chief Executive Officer from January 2024 to February 2025, as our President from January 2024 to November 2024, and as our Chief Executive Officer and President from our inception in 2012 until December 2022. Dr. Walker has also served as a member of our Board since our inception and currently serves as its Chair. Dr. Walker co-founded NeXeption, LLC, a biopharmaceutical assets management company, in 2012. Dr. Walker co-founded and served as President and Chief Executive Officer and a member of the board of directors of Vicept Therapeutics, Inc., a dermatology-focused specialty pharmaceutical company, from 2009 until its acquisition by Allergan,

Inc. in 2011. Previously, Dr. Walker co-founded and led a number of life science companies, including Octagon Research Solutions, Inc., a software and services provider to biopharmaceutical companies (acquired by Accenture plc), Trigenesis Therapeutics, Inc., a specialty dermatology company, where he served as Chief Medical Officer (acquired by Dr. Reddy’s Laboratories Inc.), and Cutix Inc., a commercial dermatology company. He began his pharmaceutical industry career at Johnson and Johnson, Inc. Dr. Walker is a director of Aldeyra Therapeutics, Inc., a publicly held biotechnology company, as well as several private companies. Dr. Walker received an M.B.A. degree from The Wharton School of the University of Pennsylvania, a Doctor of Osteopathic Medicine degree from the Philadelphia College of Osteopathic Medicine and a B.A. degree in Biology from Lehigh University. Dr. Walker’s experience as a board-certified dermatologist and the founder of our company and other pharmaceutical companies, his background in clinical and drug development in dermatology and other fields, and his knowledge of the pharmaceutical industry contributed to the conclusion of our Board that he should serve as a director of our company.

Andrew Schiff, M.D., age 60

Andrew Schiff has served as a member of our Board since 2017. Dr. Schiff joined Aisling Capital, an investment firm, in 1999 and currently serves as one of its managing partners. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine for six years at The New York Presbyterian Hospital, where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff currently serves on the board of directors of the publicly held company Monte Rosa Therapeutics, Inc. Dr. Schiff also currently serves on the board of directors of the privately held company Dren Bio. He is a board member of the Visiting Nurse Service of New York, as well as other charitable organizations. Dr. Schiff received an M.D. degree from Cornell University Medical College, an M.B.A. degree from Columbia University, and a B.S. degree with honors in Neuroscience from Brown University. Our Board believes that Dr. Schiff’s medical background and venture capital experience qualify him to serve as a director of our company.

William Humphries, age 59

William Humphries has served as a member of our Board since 2016. Mr. Humphries has served as the Chief Executive Officer of MedPharm, a contract development and manufacturing organization, since January 2025. From June 2023 to January 2025, he served as the Chief Executive Officer and member of the board of directors of Alcami Corporation, a contract development and manufacturing organization. From May 2021 to May 2023, Mr. Humphries served as the Chief Executive Officer of Isosceles Pharmaceuticals Inc, a biotechnology company. From 2018 to 2020, Mr. Humphries served as President of Ortho Dermatologics, the dermatology division of Bausch Health Companies, Inc., and previously served as its Executive Vice President, Company Group Chairman for Dermatology and OraPharma from 2017 to 2018. From 2012 to 2016, he served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company. From 2006 to 2012, Mr. Humphries served in a number of leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as President beginning in 2008. Stiefel was acquired by GSK in 2009, after which Mr. Humphries served as the President of Dermatology for Stiefel from 2009 until 2012. Mr. Humphries previously held multiple senior executive roles in sales and marketing, business development and international marketing for Allergan, Inc., concluding as Vice President of its U.S. skincare business. Mr. Humphries currently serves as a director of the publicly held company Clearside Biomedical, Inc. Within the past five years, he served as a member of the boards of directors of the publicly held companies PhaseBio Pharmaceuticals, Inc. and STRATA Skin Sciences, Inc., as well as the privately held companies Bryn Pharmaceuticals and SKNV. He received a B.A. degree from Bucknell University and an M.B.A. degree from Pepperdine University. Our Board believes that Mr. Humphries’ experience as a pharmaceutical company executive provides him with the qualifications and skills to serve as a director of our company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, the Board has affirmatively determined that six of our eight current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Humphries, Dr. Mehra, Mr. Molineaux, Dr. Schiff, Dr. Gowen and Mr. Milano. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with our company. Dr. Walker, as our Chief Executive Officer, and Dr. Davis, as our President and Chief Operating Officer, are not independent as a result of their employment by our company.

BOARD LEADERSHIP STRUCTURE

Dr. Walker was appointed as the chair of our Board effective January 2023. The Chair has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board and, as a result, has substantial ability to shape the work of the Board.

Our Board maintains the flexibility to determine whether the roles of Chair and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would not result in better governance or oversight.

At this time, the Board believes that our current Chief Executive Officer is best situated to serve as Chair of the Board. Dr. Walker co-founded our company and is highly knowledgeable and has longstanding experience with respect to our business, operations and industry and ongoing executive responsibility for the Company. Dr. Walker is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. In addition, Dr. Walker offers a robust understanding of risks facing the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. Further, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.

Because the Company does not have an independent chair, the Company has designated a lead independent director, Mr. Molineaux, who is responsible for coordinating the activities of the independent directors. The Board believes that the position of lead independent director helps to reinforce the independence of the Board as a whole. The lead independent director is empowered to, among other duties and responsibilities, preside over Board meetings in the absence of the Chair, preside over and establish the agendas for meetings of the independent directors, act as liaison between the Chair and the independent directors, provide feedback on the information sent to the Board, preside over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function, if and to the extent that we establish such a function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance principles, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Lead Independent Director coordinates between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met five times during 2025. Each current Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2025 for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during 2025 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2025 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board has determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Nominating and
Corporate
Name	Audit	Compensation	Governance
William Humphries		X	X
Anand Mehra, M.D.		X*
Christopher Molineaux	X		X*
Maxine Gowen, Ph.D.	X
Vincent Milano	X*
Total meetings in 2025	6	4	4

*Committee Chair

Below is a description of each of the committees of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee is currently composed of three directors: Mr. Milano, Dr. Gowen and Mr. Molineaux. Mr. Milano currently serves as the chair of the Audit Committee. The Audit Committee met six times during 2025. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and under Rule 10A-3 under the Exchange Act).

The Board has also determined that Mr. Milano qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Milano’s level of knowledge and experience based on a number of factors, including his formal education and experience as both a chief executive officer and chief financial officer for public reporting companies.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversees the Company’s information security and technology risk exposures, including cybersecurity; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Vincent Milano, Chair
Maxine Gowen, Ph.D.
Christopher Molineaux

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of two directors: Dr. Mehra and Mr. Humphries. Dr. Mehra currently serves as the chair of the Compensation Committee. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met four times during 2025. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

●	establishment of corporate objectives relevant to the compensation of the Company’s executive officers and members of senior management and evaluation of performance in light of these stated objectives;
●	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers;
●	establishment and oversight of the Company’s incentive compensation recoupment, or clawback, policy;
●	compensation of the Company’s non-employee directors;
●	reviewing compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; and
●	administration of the Company’s equity compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets four times per year and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

After taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, as a compensation consultant in 2025. The Compensation Committee assessed Pearl Meyer’s independence and determined that Pearl Meyer had no conflicts of interest in connection with its provision of services to the Compensation Committee. Specifically, the Compensation Committee engaged Pearl Meyer to serve as its independent compensation adviser. Pearl Meyer’s engagement included, but was not limited to, recommending our peer company group for executive compensation benchmarking, conducting a compensation assessment analyzing the current cash and equity compensation of our executive officers and other senior management against compensation for similarly situated executives at our peer group companies, and assisting with the structuring of incentive compensation arrangements. Our management did not have the ability to direct Pearl Meyer’s work.

In accordance with the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and the authority delegated to the Compensation Committee by the Board, the Compensation Committee has delegated to the Company’s Chief Executive

Officer its authority to grant, without any further action required by the Board or the Compensation Committee, stock options and restricted stock units to employees who are not officers of the Company within specified equity award guidelines established by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of equity award administration and to facilitate the timely grant of equity awards to non-management employees. Such delegation is reviewed and renewed on an annual basis.

The Compensation Committee makes most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings typically held during the first and fourth quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies suggested by the consultant to be comparable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of two directors: Mr. Molineaux and Mr. Humphries. Mr. Molineaux currently serves as the chair of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times during 2025. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.aclaristx.com.

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, being able to serve for three years before reaching the retirement age of 79 and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers range of experience, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s annual self-evaluation. The Nominating and Corporate Governance Committee considers suggestions of potential candidates for Board membership made by current Board members and may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board and evaluates whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087. Any such recommendation should be delivered at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company considers its relationships with its stockholders to be a high priority. The Company recognizes that stockholders can have divergent interests and different views on the Company’s practices, objectives and time horizons. To ensure that the Board and management have an opportunity to listen to and understand the varying perspectives of the Company’s stockholders, members of the management team and the Board from time to time engage in dialogues with stockholders. As a result of these discussions, management and the Board have gained useful understanding and insight into the views of the Company’s stockholders and will continue to solicit and engage the Company’s stockholders in the future.

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087. Each communication must set forth:

●	the name and address of the stockholder on whose behalf the communication is sent; and
●	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

CODE OF ETHICS

We have adopted the Aclaris Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.aclaristx.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

We have adopted the Aclaris Therapeutics, Inc. Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines are available on our website at www.aclaristx.com.

Insider Trading Policy and Prohibition on Hedging and Pledging

We have an Insider Trading Policy that applies to our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. This policy prohibits, among other things, trading in our common stock that would violate these laws and regulations, and it also imposes other restrictions such as trading blackout periods and prior notification and/or pre-clearance requirements for trading intended to protect against inadvertent violations of these laws and regulations. Pursuant to the policy, our company must also comply with applicable laws and regulations relating to insider trading when engaging in transactions in our securities. This policy also prohibits directors, officers, and other employees from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock at any time. The policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Proposal 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2021 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We are following that preference and are again asking stockholders this year to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosures that accompany the compensation tables contained in the “Executive Compensation” section in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting. Unless the Board decides to modify the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2027 Annual Meeting of Stockholders.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements beginning with the year ended December 31, 2013. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2025 and 2024 by PricewaterhouseCoopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2025	2024
Audit Fees	$577,120	$507,000

All audit fees were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

MANAGEMENT

The following table sets forth information concerning our executive officers.

Name	Position
Neal Walker	Chief Executive Officer
Kevin Balthaser	Chief Financial Officer
Hugh Davis, Ph.D.	President and Chief Operating Officer
Jesse Hall, M.D.	Chief Medical Officer
Roland Kolbeck, Ph.D.	Chief Scientific Officer
James Loerop	Chief Business Officer

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth certain information with respect to our executive officers who are not also directors. Information with respect to Dr. Walker and Dr. Davis is set forth above under Proposal 1, Election of Directors. No arrangements or understandings exist between any officer and any other person pursuant to which such person was selected as an officer.

Kevin Balthaser, age 39

Kevin Balthaser has served as our Chief Financial Officer since January 2023. Mr. Balthaser has served in roles of increasing responsibility at our company since 2017, most recently as Vice President, Finance from January 2022 until his appointment as Chief Financial Officer. Before joining our company, he held positions of increasing responsibility within the accounting and finance department at Lannett Company, Inc., a publicly traded generic pharmaceutical company, where he was also a member of the team responsible for executing capital market transactions and acquisitions. Mr. Balthaser began his career with the accounting firm PricewaterhouseCoopers LLP. Mr. Balthaser is a certified public accountant in Pennsylvania. He received his B.S. degree in finance from Pennsylvania State University and his M.B.A. degree from Villanova University.

Jesse Hall, M.D., age 52

Jesse Hall, M.D. has served as our Chief Medical Officer since April 2025. He most recently served as Chief Medical Officer for AltruBio from September 2021 until April 2025. Prior to AltruBio, from 2018 to April 2021, Dr. Hall served as Chief Medical Officer and EVP of Scientific and Clinical Affairs at Sublimity Therapeutics. Prior to Sublimity, Dr. Hall served as Chief Medical Officer of Aristea Therapeutics, and prior to that in roles of increasing responsibility at companies including Ardea Biosciences (a wholly owned subsidiary of AstraZeneca), Amgen, and Abbott Laboratories. Dr. Hall received a B.A. degree from the University of San Diego, an M.D. degree from the University of Oklahoma College of Medicine and conducted his surgical training at the Medical College of Pennsylvania and Hahnemann University.

Roland Kolbeck, Ph.D., age 62

Roland Kolbeck, Ph.D., has served as our Chief Scientific Officer since July 2025. He most recently served as Chief Scientific Officer for Spirovant Sciences from 2020 to April 2025, where he directed the company’s strategy related to new indications, targets, and investments. Previously, Dr. Kolbeck was Vice President, Head of Respiratory, Inflammation and Autoimmune Research (RIA) at MedImmune, AstraZeneca’s global biologics organization. Prior to Medimmune, he served in senior scientific roles at Peptimmune and Millennium Pharmaceuticals. Dr. Kolbeck received his M.S. and Ph.D. degrees at the University of Regensburg and Max Planck Institute for Neurobiology (now the Max Planck Institute for Biological Intelligence), in Munich, Germany.

James Loerop, age 62

James Loerop has served as our Chief Business Officer since January 2022. From 2019 to January 2022, Mr. Loerop served as Executive Vice President, Business Development and Strategic Planning at Anika Therapeutics, Inc., a publicly held company focused on products for joint preservation, where he was responsible for global business development activities. From 2017 to 2019, Mr. Loerop served as Chief Corporate Development Officer for Lupin Pharmaceuticals, Inc., where he was a member of the company’s Executive Leadership Team and was responsible for global business development and corporate development activities. Prior to joining Lupin, Mr. Loerop held senior leadership roles at various companies in the pharmaceutical and life sciences industry, including at Alexion Pharmaceuticals, Inc. as Senior Vice President of Global Business Development, GlaxoSmithKline as Vice President of North America Business Development, and Stiefel Laboratories, Inc. as Senior Vice President of Global Corporate Development, prior to GSK’s acquisition of Stiefel. Mr. Loerop received a B.S. degree in marketing from Western Michigan University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 14, 2026 by: (i) each director; (ii) each of our NEOs; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Beneficial Owner(1)	Owned	Owned
5% Stockholders:
BML Investment Partners, L.P.(2)	14,250,000	10.2
Biosion, Inc.(3)	11,281,950	8.1
Deep Track Capital, LP(4)	9,345,000	6.7
Entities associated with Vivo Capital LLC(5)	8,888,888	6.4
RA Capital Management, L.P.(6)	7,626,705	5.5

Named Executive Officers and Directors:
Neal Walker(7)	3,175,338	2.2
Kevin Balthaser(8)	508,703	*
James Loerop(9)	602,335	*
Hugh Davis(10)	204,575	*
William Humphries(11)	189,455	*
Christopher Molineaux(12)	194,018	*
Anand Mehra(13)	852,753	*
Andrew Schiff(14)	602,345	*
Maxine Gowen(15)	167,684	*
Vincent Milano(16)	169,246	*
All current directors and executive officers as a group (12 persons)(17)	6,830,327	4.8
*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedule 13G, Schedule 13D and Section 16 filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 139,663,680 shares outstanding on April 14, 2026 adjusted as required by rules promulgated by the SEC. Except as otherwise noted below, the principal business address of each of the executive officers and directors is c/o Aclaris Therapeutics, Inc., 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087.
(2)	This information has been obtained from a Schedule 13G/A filed on February 9, 2026 by BML Investment Partners, L.P. (“BML”). The shares reported are held by BML. Braden M. Leonard is the managing member of BML Capital Management, LLC, the sole general partner of BML, and as a result, Mr. Leonard is deemed to be the indirect beneficial owner of the shares held directly by BML. The principal business address of BML is 65 E Cedar, Suite 2, Zionsville, IN 46077.
(3)	This information has been obtained from a Schedule 13G/A filed on January 9, 2026 by Biosion, Inc. and Bonita Biotech (HK) Ltd. The principal business address of these entities is 5th Floor, Building D, 3-1 Zhongdan Unit, South Longshan Rd, Jiangbei New District, Nanjing, Jiangsu, China.
(4)	This information has been obtained from a Schedule 13G filed on March 17, 2026 by Deep Track Capital, LP (“Deep Track”), Deep Track Biotechnology Master Fund, Ltd. (the “Master Fund“), and David Kroin. Deep Track, the Master Fund and Mr. Kroin share voting and dispositive power over the reported shares. The principal business address of

Deep Track and Mr. Kroin is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The principal business address of the Master Fund is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands.
(5)	This information has been obtained from a Schedule 13G filed on November 21, 2024 by Vivo Opportunity Fund Holdings, L.P. (“Opportunity Fund”), Vivo Opportunity, LLC, Vivo Asia Opportunity Fund Holdings, L.P. (“Asia Opportunity Fund”), and Vivo Opportunity Cayman, LLC. Consists of (a) 7,955,160 shares of common stock held by Opportunity Fund and (b) 933,728 shares of common stock held by Asia Opportunity Fund. Vivo Opportunity, LLC is the general partner of Opportunity Fund. Vivo Opportunity Cayman, LLC is the general partner of Asia Opportunity Fund. The voting members of each of Vivo Opportunity, LLC and Vivo Opportunity Cayman, LLC are Kevin Dai, Gaurav Aggarwal, Frank Kung and Shan Fu, none of whom has individual voting or investment power with respect to the shares held by Opportunity Fund or Asia Opportunity Fund. The principal business address of these entities and persons is 192 Lytton Avenue, Palo Alto, California 94301.
(6)	This information has been obtained from a Schedule 13G filed on April 7, 2026 by RA Capital Management, L.P. (“RA Capital”), Peter Kolchinsky, Rajeev Shah, and RA Capital Healthcare Fund, L.P. (the “Fund”). Consists of 7,626,705 shares of common stock directly held by the Fund. RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser to the Fund and may be deemed a beneficial owner of the shares held by the Fund. The Fund has delegated to RA Capital the sole power to vote and dispose of all securities held in the Fund’s portfolio and may not revoke that delegation on less than 61 days’ notice; accordingly, the Fund disclaims beneficial ownership of the reported shares for purposes of Section 13(d) of the Exchange Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of the reported shares beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah each disclaim beneficial ownership of the reported shares other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. The principal business address of these entities and persons is c/o RA Capital Management, L.P., 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(7)	Consists of (a) 1,543,886 shares of common stock and (b) 1,631,452 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026.
(8)	Consists of (a) 187,453 shares of common stock and (b) 321,250 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026.
(9)	Consists of (a) 192,260 shares of common stock and (b) 410,075 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026.
(10)	Consists of (a) 45,425 shares of common stock and (b) 159,150 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026.
(11)	Consists of (a) 33,525 shares of common stock, (b) 144,350 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.
(12)	Consists of (a) 57,956 shares of common stock, (b) 124,482 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.
(13)	Consists of (a) 714,823 shares of common stock, (b) 126,350 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.
(14)	Consists of (a) 434,455 shares of common stock owned directly by Aisling Capital IV, LP (“Aisling”), (b) 13,960 shares of common stock owned directly by Dr. Schiff, (c) 142,350 shares of common stock underlying options held directly by Dr. Schiff that are exercisable within 60 days of April 14, 2026 and (d) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026. The shares owned directly by Aisling are held indirectly by Aisling Capital Partners IV, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners IV, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. Dr. Schiff is one of the managing members of Aisling Partners and shares voting and dispositive power over the shares directly held by Aisling.
(15)	Consists of (a) 21,754 shares of common stock, (b) 134,350 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.
(16)	Consists of (a) 17,316 shares of common stock, (b) 140,350 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 11,580 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.
(17)	Consists of (a) 3,262,813 shares of common stock, (b) 3,461,659 shares of common stock underlying options that are exercisable within 60 days of April 14, 2026 and (c) 105,855 shares of common stock underlying RSUs that will vest within 60 days of April 14, 2026.

EXECUTIVE COMPENSATION

For the year ended December 31, 2025, our named executive officers (“NEOs”) were:

Name	Position
Neal Walker	Chief Executive Officer
Kevin Balthaser	Chief Financial Officer
James Loerop	Chief Business Officer

Summary Compensation Table

The following table presents the compensation awarded to or earned by each of our NEOs for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Neal Walker(3)	2025	615,000	828,426	1,581,615	350,550	-		3,375,591
Chief Executive Officer	2024	477,431	170,400	421,586	372,396	3,322	(4)	1,445,135
Kevin Balthaser	2025	446,000	310,640	548,440	171,710	14,000	(5)	1,490,790
Chief Financial Officer	2024	444,000	247,800	179,003	217,560	13,800	(5)	1,102,163
James Loerop(6)	2025	416,000	336,800	520,146	160,160	14,000	(5)	1,447,106
Chief Business Officer
(1)	The amounts reflect the full grant date fair value for RSU and stock option awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. The assumptions we used in valuing stock options and restricted stock unit awards are described in Note 6 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)	The amounts reflect the portion of each officer’s target annual bonus paid based on the achievement of our corporate and individual goals, as applicable, which for 2025 are discussed below under “Narrative to Summary Compensation Table—Annual Bonus (Non-Equity Incentive Plan Compensation).”
(3)	Dr. Walker’s employment with us commenced in January 2024 as Interim Chief Executive Officer and he was appointed as Chief Executive Officer in February 2025.
(4)	The amount consists of fees paid under our director compensation policy for his service as our Chair of the Board prior to Dr. Walker being appointed as our Interim Chief Executive Officer in January 2024.
(5)	The amount consists of company matching contributions to the executive’s 401(k) plan account.
(6)	Mr. Loerop was not one of our named executive officers during the year ended December 31, 2024 and, accordingly, only his compensation for the year ended December 31, 2025 is included in the Summary Compensation Table in accordance with SEC rules.

Narrative to Summary Compensation Table

In setting NEO compensation, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives; however, we do deliver a majority of compensation through long-term incentives.

We review compensation annually for our NEOs, and in some cases more frequently as deemed appropriate. The various roles that contribute to our decisions and actions each year are as follows:

The Compensation Committee. The Compensation Committee is responsible for establishing and overseeing our executive compensation program. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each NEO. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Role of our Chief Executive Officer and other Management Members. Our Chief Executive Officer evaluates and reviews with the Compensation Committee the individual performance and contributions of each of the other NEOs and makes recommendations to the Compensation Committee regarding base salary, and short- and long-term incentive awards. The Compensation Committee reviews and considers such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs. Our Chief Executive Officer also recommends the Company performance objectives that are used to determine bonus amounts and consults with select members of management in the development of the goals. The Compensation Committee may request that certain executives attend portions of Compensation Committee meetings based on the topics being covered and their respective areas of expertise. NEO compensation decisions are made in executive session without the respective NEOs present.

Role of our Independent Compensation Consultant. In 2025, the Compensation Committee retained Pearl Meyer, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program. Pearl Meyer’s role included assisting the Compensation Committee with the selection of a peer group of companies for comparison purposes, an analysis of our existing executive compensation, the design of our long-term incentive program, and otherwise advising the Compensation Committee as appropriate. The consultant serves at the pleasure of the Compensation Committee, and the consultant’s fees are approved by the Compensation Committee.

Say-on-Pay Results

At our 2025 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “say-on-pay” proposal). Our stockholders approved on an advisory basis the fiscal year 2024 compensation of our named executive officers with approximately 76% of the shares present or represented by proxy and entitled to vote on the matter voting in favor of our say-on-pay proposal.

Following our 2025 Annual Meeting of Stockholders, our Compensation Committee reviewed the results of our say-on-pay proposal and requested that management conduct outreach to our shareholders to better understand their overall perspectives on our compensation programs. In furtherance of such request, we requested meetings with our top 25 institutional stockholders representing approximately 64% of our outstanding shares to discuss our compensation programs and overall corporate governance. A majority of those investors that we requested meetings with either did not respond or indicated that they did not need to speak with us on these matters. We were able to engage with a limited number of our top 25 institutional stockholders. Those meetings included our head of investor relations and other members of senior management, and a member of our Compensation Committee. None of the stockholders that we were able to engage with expressed any concerns or recommended any changes to our executive compensation program.

Our Compensation Committee believes that our executive compensation program is appropriately aligned with the current stage of our company’s maturity and our peers and is effective at attracting and retaining top-tier executives to drive our strategic initiatives in a highly competitive market.

Our Board of Directors values the opinions of our stockholders, and our Compensation Committee will continue to consider the results of future stockholder votes, as well as feedback received throughout the year, when making compensation decisions for our executives, including our named executive officers.

Annual Base Salary

The following table presents the annual base salaries for each of our NEOs for 2024 and 2025:

	Annual Base Salary
	($)			Percentage
Name	2024	2025		Change
Neal Walker	500,000	615,000	(1)	23.0%
Kevin Balthaser	444,000	446,000		0.5%
James Loerop	402,917	416,000		3.2%
(1)	The increase was related to Dr. Walker’s appointment as Chief Executive Officer in 2025 from Interim Chief Executive Officer in 2024.

Annual Bonus (Non-Equity Incentive Plan Compensation)

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations and individual goals, if any, for each fiscal year. For 2025, the target bonus for Dr. Walker was 60% of his base salary and the target bonus for Mr. Balthaser and Mr. Loerop was 40% of their respective base salaries.

The actual annual bonus paid is calculated by multiplying the NEO’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals established by the Board for such year, and for our NEOs other than the Chief Executive Officer, the percentage attainment of the individual goals established by our Chief Executive Officer. The Compensation Committee is not required to determine bonuses based on this exact formula and reserves the right to consider other factors and adjust bonus amounts accordingly.

For 2025, the bonus funding factor was weighted 75% for corporate goals and 25% for individual goals for all NEOs other than our Chief Executive Officer, whose bonus funding was 100% dependent on the achievement of corporate goals.

The Compensation Committee reviews our performance against our goals and approves the extent to which we achieved each of our corporate goals and, with the input of our Chief Executive Officer, individual performance, as applicable, and, for each NEO, the amount of the bonus awarded.

In early 2025, our Compensation Committee approved our 2025 corporate performance goals. These goals were divided into two primary categories: (a) research and development (75%) and (b) other corporate activities, including business development, financing, and legal, finance and compliance objectives (25%). The Compensation Committee also approved stretch performance goals in both the research and development and other corporate categories that, if earned, could increase the overall funding of the bonus plan up to a maximum of 140% of the corporate performance target score. In addition to the corporate performance goals described above, Dr. Walker evaluated the individual performance of each of Mr. Balthaser and Mr. Loerop, and recommended a level of achievement to the Compensation Committee. The individual goals for Mr. Balthaser and Mr. Loerop focused on contributions toward our corporate objectives, personal qualities necessary to effectively manage a team, solve problems and drive our business forward, cross-functional execution to improve processes and productivity, and the promotion of a culture of ethics and compliance. Dr. Walker recommended full credit for these individual objectives, which the Compensation Committee approved.

In early 2026, the Compensation Committee considered each of the 2025 corporate performance goals, as well as individual goals where applicable, and awarded Dr. Walker, Mr. Balthaser and Mr. Loerop 95%, 96% and 96% of their target bonuses, respectively, for the year ended December 31, 2025. The actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Long-term Incentives

Long-term incentives represent a key element of our overall compensation program. This compensation element is primarily used to aid in attracting and retaining the talent we need to achieve our mission, strategies, and underlying corporate goals. Additionally, long-term incentives align the interests of our NEOs with our stockholders.

The Compensation Committee typically approves long-term incentive grants for NEOs at the start of their employment, and annually thereafter in connection with the annual performance review. Additionally, the Compensation Committee may periodically grant additional equity awards based on changes in job responsibility, performance and contribution, or other special circumstances.

In determining annual long-term incentive grants for NEOs, the Compensation Committee reviews market data for annual long-term incentive grant levels and groups the NEOs accordingly. The market data that the Compensation Committee reviewed for the purpose of sizing equity grants included long-term incentive awards expressed as a percentage of shares of common stock outstanding, as well as grant date fair values.

In accordance with historical practices and the methodology described above, in February 2025 Dr. Walker, Mr. Balthaser and Mr. Loerop were granted an annual equity grant consisting of 253,900, 88,100 and 83,500 restricted stock units, respectively, and stock options to purchase 888,800 shares, 308,200 shares and 292,300 shares, respectively, in each case which vest in four equal installments on the first, second, third and fourth anniversaries of February 3, 2025, subject to the officer’s continuous service as of the applicable vesting date. In addition, during 2024 certain executives expended considerable effort undertaking a strategic review of our business, the result of which included the licensing of bosakitug and ATI-052 creating a more diversified pipeline of strategic opportunities for the Company across various immunologic and respiratory indications, as well as an extended cash runway achieved through cost rationalization and the closing of a private placement for aggregate gross proceeds of $80.0 million. To reward such executives for their efforts, in January 2025 Dr. Walker, Mr. Balthaser and Mr. Loerop were granted an equity grant consisting of 88,333, 40,000 and 55,000 restricted stock units, respectively, which vest with respect to 33% of the award on January 2, 2025, 33% on January 2, 2026 and 34% on January 2, 2027, subject to the officer’s continuous service as of the applicable vesting date.

Clawback Policy

Under our Incentive Compensation Recoupment Policy, in the event of an accounting restatement, the Compensation Committee, as the committee of the Board responsible for administering the policy, is authorized to recover certain incentive-based compensation paid to an executive officer of the Company on or after October 2, 2023 to the extent such incentive-based compensation was erroneously paid on the basis of financial results in respect of any of our three most recently completed fiscal years preceding the restatement.

Additionally, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Outstanding Equity Awards as of December 31, 2025

The following table provides information about outstanding equity awards held by each of our NEOs as of December 31, 2025.

	Option Awards						Stock Awards
									Market
							Number		Value
							of Shares		of Shares
							of Stock		of Stock
		Number of Securities Underlying			Option		That		That
	Type	Unexercised Options			Exercise	Option	Have Not		Have Not
	of	(#)			Price	Expiration	Vested		Vested
Name	Award	Exercisable	Unexercisable		($)	Date	(#)		($)(8)
Neal Walker	Option	145,600	—		28.92	12/14/2026
	Option	151,200	—		22.09	1/31/2028
	Option	255,552	—		1.26	3/1/2030
	Option	191,850	—		24.06	2/28/2031
	Option	168,050	—		14.94	2/29/2032
	Option	497,000	—		1.20	1/31/2034
	Option	—	888,800	(1)	2.40	2/2/2035
	RSU						59,184	(2)	178,144
	RSU						253,900	(1)	764,239
Kevin Balthaser	Option	11,200	—		27.54	7/4/2027
	Option	2,100	—		22.09	1/31/2028
	Option	15,500	—		24.06	2/28/2031
	Option	25,050	8,350	(3)	14.94	2/29/2032
	Option	52,500	52,500	(4)	16.97	1/31/2033
	Option	51,625	154,875	(5)	1.20	1/31/2034
	Option	—	308,200	(1)	2.40	2/2/2035
	RSU						2,375	(3)	7,149
	RSU						15,000	(4)	45,150
	RSU						44,250	(5)	133,193
	RSU						26,800	(2)	80,668
	RSU						88,100	(1)	265,181
James Loerop	Option	116,250	38,750	(6)	11.58	1/31/2032
	Option	52,500	52,500	(7)	16.97	1/31/2033
	Option	51,625	154,875	(5)	1.20	1/31/2034
	Option	—	292,300	(1)	2.40	2/2/2035
	RSU						11,250	(6)	33,863
	RSU						15,000	(7)	45,150
	RSU						44,250	(5)	133,193
	RSU						36,850	(2)	110,919
	RSU						83,500	(1)	251,335
(1)	Of the unvested stock options and RSUs, one-fourth vested on February 3, 2026 and the remainder will vest in three equal installments on February 3, 2027, February 3, 2028 and February 3, 2029, subject to the officer’s continued service through each applicable vesting date.
(2)	Of the total shares underlying this RSU award, 33% vested on January 2, 2025, 33% vested on January 2, 2026 and the remainder will vest on January 2, 2027, subject to the officer’s continued service through the vesting date.
(3)	These unvested stock options and RSUs vested on March 1, 2026.
(4)	Of the unvested stock options and RSUs, 50% vested on January 1, 2026 and the remainder will vest on January 1, 2027, subject to the officer’s continued service through the vesting date.
(5)	Of the total shares underlying this stock option award and RSU award, one-fourth vested on February 1, 2025, one-fourth vested on February 1, 2026 and the remainder will vest in two equal installments on February 1, 2027 and February 1, 2028, subject to the officer’s continued service through each applicable vesting date.
(6)	These unvested stock options and RSUs vested on February 1, 2026.

(7)	Of the unvested stock options and RSUs, 50% vested on February 1, 2026 and the remainder will vest on February 1, 2027, subject to the officer’s continued service through the vesting date.
(8)	Based on the closing price of our common stock of $3.01 per share on December 31, 2025.

Additional Narrative Disclosure

Potential Payments upon Termination of Employment or upon Change in Control

Employment Agreements

We have entered into employment agreements with each of Dr. Walker, Mr. Balthaser and Mr. Loerop. Under the employment agreements, each of them is eligible to receive severance benefits in the specified circumstances, as applicable.

Severance Upon Qualifying Termination Unrelated to a Change of Control

Each employment agreement provides for payments in the event the executive’s employment is terminated due to death or “Disability”, in the event we terminate the executive’s employment without “Cause,” if the executive resigns for “Good Reason” (each as defined below), or if the executive’s employment is terminated upon non-renewal of the agreement by the Company, provided that the executive executes and does not revoke a release of claims (each, a “Qualifying Termination”).

In the event of a Qualifying Termination, each executive would receive the following severance benefits:

●	continued payment of then-current base salary for a period of 12 months following termination, in each case payable in accordance with our normal payroll practices;
●	a lump-sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination for Mr. Balthaser and Mr. Loerop, and payment of any bonuses for the preceding year for which he remains employed through the last day of such year for Dr. Walker; and
●	a direct payment by the Company to the applicable healthcare provider of the Company’s portion of the medical, vision and dental coverage premiums to maintain any COBRA coverage for which he is eligible and has appropriately elected for a period of 12 months following termination.

Severance Upon Qualifying Termination Related to a Change of Control

In the event of a Qualifying Termination (other than if the executive’s employment is terminated upon non-renewal by the Company) on or within three months prior to, or within 12 months following, a “Change of Control” (as defined below), each executive would receive the following severance benefits:

●	continued payment of then-current base salary for a period of 18 months following termination for Dr. Walker and for a period of 12 months following termination for each of the other NEOs, payable in accordance with our normal payroll practices;
●	a lump-sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination for Mr. Balthaser and Mr. Loerop, and payment of any bonuses for the preceding year for which he remains employed through the last day of such year for Dr. Walker;

●	an additional lump sum payment equal to 150% of the target bonus for Dr. Walker and 100% of the target bonus for each of the other NEOs;
●	a direct payment by the Company to the applicable healthcare provider of the Company’s portion of the medical, vision and dental coverage premiums to maintain any COBRA coverage for which he is eligible and has appropriately elected for a period of 18 months following termination for Dr. Walker and for a period of 12 months following termination for each of the other NEOs; and
●	if the termination occurs on or within three months prior to the Change of Control, all of his unvested stock options and other equity awards outstanding on the effective date of termination would become fully vested on the effective date of the Change of Control, or if the termination occurs within 12 months following the effective date of the Change of Control (provided that any surviving corporation or acquiring corporation assumes his stock options or other equity awards, as applicable, or substitutes similar stock options or equity awards for his stock options or equity awards, as applicable, in accordance with the terms of the applicable equity incentive plans), all unvested stock options and other equity awards outstanding on the effective date of termination would become fully vested on the date of termination.

Definitions

With respect to each of our NEOs, the following definitions were adopted in their employment agreements:

●	“Cause” means: (i) his conviction of, or guilty plea to, a felony, other than traffic violations; (ii) any act or omission by him which constitutes gross negligence or a material breach of his duty of loyalty; (iii) any material breach by him of our personnel policies; (iv) refusal to follow or implement a clear and reasonable directive; (v) breach of fiduciary duty; or (vi) a material violation or breach by him of his employment agreement, other than an event described in the foregoing clauses, or any other agreement with us;
●	“Good Reason” means, in the absence of events that would support a termination for cause: (i) there is a material failure by us or our successor to pay his salary or additional compensation or benefits in accordance with the employment agreement; (ii) his annual base salary is materially decreased without his prior written consent; (iii) he is assigned duties materially inconsistent with his title and the responsibilities set forth in his job description without his prior written consent; (iv) his place of employment is changed to a location that is greater than 50 miles from his current place of employment (disregarding for this purpose any remote work arrangements); or (v) any other material violation or breach by us of his employment agreement; provided, however, none of the above events will constitute good reason absent him providing us with proper notice and our failure to cure such event within 30 days of such notice; and
●	“Change of Control” means: (i) our consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such consolidation, merger or reorganization own, in the aggregate, less than 50% of the surviving entity’s voting power or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which we, or any of our stockholders is a party in which greater than 50% of our voting power or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains greater than 50% of our voting power or outstanding capital stock, excluding any consolidation or merger effected exclusively to change our domicile; or (ii) any sale, license or other disposition, including through a division or spin-off transaction, of all or substantially all of our assets or any of our subsidiaries’ assets or any sale, exclusive license or other disposition of all or substantially all of our intellectual property; provided, however that neither of the following constitutes a change of control: (A) transfers of capital stock by an existing stockholder as a result of death or otherwise for estate planning purposes or to such stockholder’s affiliates or to any of our other existing stockholders; or (B) issuances of our equity securities in connection with financings for working capital and other general corporate purposes; and, provided further, that such “Change of Control” qualifies as either a change in ownership of the Company as defined in Section 409A of the Code (“Section 409A”) or a change in the ownership of a substantial portion of our assets as defined in Section 409A, as the case may be.

Benefits

We maintain a tax-qualified retirement plan (our 401(k) plan) that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis, up to limits prescribed by applicable law. Currently, we match each eligible employee’s contributions up to 4% of total eligible compensation. Employees are immediately and fully vested in their contributions and our matching contribution.

Our NEOs are eligible to participate in all benefit plans offered to our employees, including our medical, dental, vision, group life and disability insurance plans. Our NEOs accrue more vacation time each pay period than other employees. We do not otherwise provide perquisites or personal benefits to our NEOs.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, we grant equity awards, including stock options, to our employees, including our NEOs. Our typical practice is to grant employee stock options on the first business day of the month following the month in which the options are approved (or on the same day of approval if such approval is on the first business day of a month). We typically grant annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants are typically approved at a regularly scheduled meeting of the Compensation Committee occurring in such quarter. In addition, non-employee directors receive automatic grants of initial and annual stock option awards, at the time of a director’s initial appointment or election to the board and at the time of each annual meeting of our stockholders, respectively, pursuant to our non-employee director compensation policy, as further described under the heading, “Non-Employee Director Compensation.” We do not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. The Compensation Committee considers whether there is any material nonpublic information (“MNPI”) about our company when determining the timing of stock option grants and it does not seek to time the award of stock options in relation to the Company’s public disclosure of MNPI. We have not timed the release of MNPI for the purpose of affecting the value of executive compensation.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee of which the director is a member. The policy applies to each of our directors who is not an employee of our company.

Pursuant to the policy in effect for 2025, each non-employee director received an annual cash retainer of $40,000 for serving on our Board. The Lead Independent Director received an additional annual cash retainer of $25,000. The members of each of the Audit, Compensation and Nominating and Corporate Governance Committees received additional retainers for such service, as did the Chair of each such committee (in addition to the member retainers), as follows:

		Additional
	Member	Chair
	Annual Service	Annual Service
	Retainer	Retainer
Committee	($)	($)
Audit Committee	7,500	12,500
Compensation Committee	7,500	12,500
Nominating and Corporate Governance Committee	4,500	4,500

All annual cash compensation amounts were payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, prorated based on the days served in the applicable fiscal quarter.

We also reimbursed our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Each new non-employee director who joins our Board will be granted awards under our 2025 Plan with an aggregate grant date fair value (as calculated for financial reporting purposes) equal to the lesser of (a) $640,000 or (b) the fair value of 121,000 stock options measured as of the date the director joins the Board. Once the aggregate fair value of the new director award has been determined, the new director will be granted a stock option having a grant date fair value equal to 70% of such amount and RSUs having a grant date fair value equal to 30% of such amount. The shares subject to each stock option granted will vest in 36 equal monthly installments on the monthly anniversary of the grant date and the RSUs will vest in three equal installments on the first, second and third anniversary of the grant date, subject to continued service through the applicable vesting date. The exercise price per share of each stock option will be equal to the closing price of our common stock on the date of the option grant. Each such stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

On the date of each annual meeting of our stockholders, each non-employee director who continues to serve as a director of our company following the meeting will be granted awards under our 2025 Plan with an aggregate grant date fair value (as calculated for financial reporting purposes) equal to the lesser of (a) $320,000 or (b) the fair value of 60,500 stock options measured as of the annual meeting date. Once the aggregate fair value of the continuing director award has been determined, the continuing director will be granted a stock option having a grant date fair value equal to 70% of such amount and RSUs having a grant date fair value equal to 30% of such amount. The shares subject to each stock option granted will vest in equal monthly installments over 12 months and the RSUs will vest in one installment on the first anniversary of the grant date, subject to continued service through the applicable vesting date. The exercise price per share of each stock option will be equal to the closing price of our common stock on the date of the option grant. Each such stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

The sum of any cash or other compensation and the value (based on the grant date fair value) of awards granted to any non-employee director for services as a director during any fiscal year may not exceed $750,000.

On June 5, 2025, the date of our 2025 annual meeting of stockholders, each non-employee director then serving on our Board was granted a stock option to purchase 42,350 shares of common stock and 11,580 RSUs under our 2025 Plan. These awards are reflected in the table below.

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors for 2025. Each of Dr. Walker, our Chief Executive Officer, and Dr. Davis, our President and Chief Operating Officer, is also a director but did not receive any additional compensation for his service as a director in 2025. Dr. Walker’s compensation as an executive officer is set forth above under “Summary Compensation Table.”

The following table shows the compensation earned by each of our non-employee directors for 2025. Each of Dr. Walker, our Chief Executive Officer, and Dr. Davis, our President and Chief Operating Officer, is also a director but did not receive any additional compensation for his service as a director in 2025. Dr. Walker’s compensation as an executive officer is set forth above under “Summary Compensation Table.”The following table shows the compensation earned by each of our non-employee directors for 2025. Each of Dr. Walker, our Chief Executive Officer, and Dr. Davis, our President and Chief Operating Officer, is also a director but did not receive any additional compensation for his service as a director in 2025. Dr. Walker’s compensation as an executive officer is set forth above under “Summary Compensation Table.”

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)(2)(3)	($)(1)(2)(4)	($)
William Humphries	52,000	18,065	42,422	112,486
Anand Mehra, M.D.	60,000	18,065	42,422	120,486
Christopher Molineaux	81,500	18,065	42,422	141,986
Andrew Schiff, M.D.	40,000	18,065	42,422	100,486
Maxine Gowen, Ph.D.	47,500	18,065	42,422	107,986
Vincent Milano	60,000	18,065	42,422	120,486
(1)	Reflects the aggregate grant date fair value for awards granted for the fiscal year ended December 31, 2025 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 6 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and/or sold, as applicable.
(2)	As of December 31, 2025, our non-employee directors held the following number of stock options and RSUs: Mr. Humphries, 123,175 stock options and 11,580 RSUs; Dr. Mehra, 105,175 stock options and 11,580 RSUs; Mr. Molineaux, 106,066 stock options and 11,580 RSUs; Dr. Schiff, 121,175 stock options and 11,580 RSUs; Dr. Gowen, 113,175 stock options and 11,580 RSUs; and Mr. Milano, 119,175 stock options and 11,580 RSUs.
(3)	Consists of 11,580 RSUs granted on June 5, 2025. The RSUs will vest on June 5, 2026, subject to continuous service with us through that date.
(4)	Consists of an option granted on June 5, 2025 to purchase 42,350 shares at an exercise price of $1.56 per share. This option vests in 12 equal monthly installments through June 5, 2026, subject to continuous service with us through each vesting date.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our Company. The disclosure included in this section is prescribed by Securities and Exchange Commission (“SEC”) rules and does not necessarily reflect value actually received or realized by the executives or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance. We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to provide less extensive disclosure in this proxy statement as permitted under the Exchange Act for “smaller reporting companies,” including for this section “Pay Versus Performance.”

Pay Versus Performance Table

The table below presents information on the compensation of our principal executive officer (“PEO”) and our other NEOs (“non-PEO NEOs”) in comparison to certain performance metrics for the years ended December 31, 2025, 2024 and 2023. The metrics are not those that the Compensation Committee uses when setting executive compensation. The use of the term “Compensation Actually Paid” (“CAP”) is required by SEC rules. Neither CAP nor the total amount reported in the Summary Compensation Table (“SCT”) reflect the amount of compensation actually earned or received by or paid to the executives during the applicable year.

							Value of
	PEO (Dr. Walker)		PEO (Dr. Manion)		Average	Average	Initial Fixed
	Summary		Summary		Summary	Compensation	$100 Investment
	Compensation	Compensation	Compensation	Compensation	Compensation	Actually Paid to	Based on: Total
	Table Total	Actually	Table Total	Actually	Total for	Non-PEO	Shareholder
Year	for PEO(1)(2)	Paid to PEO(1)(3)	for PEO(1)(2)	Paid to PEO(1)(3)	Non-PEO NEOs(1)(2)	NEOs(1)(3)	Return(4)	Net Loss(5)
2025	$3,375,591	$3,834,380	$—	$—	$1,468,948	$1,788,038	$19.11	$(64,923,000)
2024	$1,445,135	$1,632,066	$779,312	$382,728	$1,348,674	$1,387,635	$15.75	$(132,065,000)
2023	$—	$—	$7,157,681	$(1,539,940)	$2,334,000	$(1,641,762)	$6.67	$(88,481,000)
(1)	For 2025, the PEO was Dr. Walker. For 2024, our former CEO Doug Manion served as the PEO until January 16, 2024 and Dr. Walker served as the PEO from and after January 17, 2024. For 2023, the PEO was Dr. Manion. For 2025, the non-PEO NEOs were Mr. Balthaser and Mr. Loerop. For 2024, the non-PEO NEOs were Dr. Davis and Mr. Balthaser. For 2023, the non-PEO NEOs were Mr. Balthaser, Mr. Loerop, and two former executive officers, Joseph Monahan and Gail Cawkwell.
(2)	The amounts shown in this column are the amounts of total compensation reported for the PEO, or the average total compensation reported for the non-PEO NEOs, as applicable, for each corresponding year in the “Total” column of the SCT. Please refer to “Summary Compensation Table.”
(3)	The amounts shown have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s PEO and non-PEO NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total compensation, or the average total compensation of the non-PEO NEOs, as applicable, as reported in the “Total” column in the SCT for the applicable year:

	PEO (Dr. Walker)		PEO (Dr. Manion)
	2024	2025	2023	2024
PEO SCT Reported Total Compensation	$1,445,135	$3,375,591	$7,157,681	$779,312
Aggregate SCT Reported Equity Compensation(a) (-)	$591,986	$2,410,041	$6,346,481	$—
Year-End Fair Value of Awards Granted During the FY & Outstanding (b)(i)(+)	$387,525	$2,885,424	$338,899	$—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding(b)(ii) (+)	$—	$—	$(2,335,318)	$—
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY(b)(iii) (+)	$488,170	$73,021	$—	$—
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY(b)(iv) (+)	$30,834	$(89,615)	$(354,721)	$(1,052)
Prior FYE Value of Awards Determined to Fail to Meet Vesting Conditions During Covered FY(b)(v) (-)	$127,612	$—	$—	$395,531
PEO Compensation Actually Paid Determination	$1,632,066	$3,834,380	$(1,539,940)	$382,728

	2023	2024	2025
Non-PEO NEOs Average SCT Reported Total Compensation	$2,334,000	$1,348,674	$1,468,948
Average Aggregate SCT Reported Equity Compensation(a) (-)	$1,762,912	$963,599	$858,013
Average Year-End Fair Value of Awards Granted During the FY & Outstanding (b)(i)(+)	$94,139	$839,007	$1,010,264
Average Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding(b)(ii) (+)	$(2,058,062)	$70,900	$115,067
Average Vesting Date Fair Value of Awards Granted & Vested During the Covered FY(b)(iii) (+)	$—	$91,450	$39,266
Average Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY(b)(iv) (+)	$(248,926)	$1,203	$12,505
Non-PEO NEOs Average Compensation Actually Paid Determination	$(1,641,762)	$1,387,635	$1,788,038

(a)	The reported grant date fair value of equity awards represents the total of the amounts reported for the PEO, or the average of the total amounts reported in the case of the non-PEO NEOs, as applicable, in the “Option Awards” and “Stock Awards” columns in the SCT for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of, the following for the PEO, or the average of the following in the case of the non-PEO NEOs, to the extent applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in any prior year that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in any prior year that vested in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in any prior year that failed to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
(4)	For each year, our cumulative Total Shareholder Return (“TSR”) was calculated for a period beginning with the market close on Nasdaq on December 31, 2022 through and including the last day of such year (each one-year, two-year, and three-year period, a “Measurement Period”), assuming dividend reinvestment, based on the closing price of our common stock on Nasdaq at the beginning and end of each Measurement Period.. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the year-end value of such investment as of the end of 2025, 2024, and 2023, as applicable. We have never declared or paid any dividends on our common stock.

(5)	The dollar amounts reported represent the amount of net loss reflected in our audited financial statements for the applicable year.

Analysis of Information Presented in the Pay Versus Performance Table

As described in more detail above in “Executive Compensation,” the Company’s executive compensation program reflects a performance-driven compensation philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, those Company measures are not financial performance measures and are therefore not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.

Compensation Actually Paid and Cumulative TSR of the Company

The following graph illustrates the relationship of the CAP for our PEOs and non-PEO NEOs, as calculated pursuant to SEC rules, to our cumulative TSR over the three years presented in the Pay Versus Performance table.

Compensation Actually Paid and Net Loss

The following graph illustrates the relationship of the CAP for our PEOs and non-PEO NEOs, as calculated pursuant to SEC rules, to our net loss over the three years presented in the Pay Versus Performance table.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2025:

				Number of securities
				remaining available for
		Weighted average		future issuance under
	Number of securities to	exercise		equity compensation
	be issued upon exercise	price of outstanding		plans
	of outstanding options,	options,		(excluding securities
	warrants and rights	warrants and rights		reflected in column (a))
Plan Category	(a)	(b)		(c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan(1)	10,944,380	$5.75	(2)	—
2025 Equity Incentive Plan	1,328,750	1.34	(3)	12,442,759
Equity compensation plans not approved by security holders:
2017 Inducement Plan(4)	325,000	$24.59		—
2024 Inducement Plan(5)	1,474,500	2.04	(6)	493,500
Total	14,072,630			12,936,259
(1)	No additional options or awards may be granted under the 2015 Equity Compensation Plan.
(2)	Weighted average exercise price for the 2015 Plan gives effect to outstanding RSUs, which have no exercise price. Excluding the RSUs, the weighted average exercise price would be $7.18 per share.
(3)	Weighted average exercise price for the 2025 Plan gives effect to outstanding RSUs, which have no exercise price. Excluding the RSUs, the weighted average exercise price would be $1.77 per share.
(4)	Our Board adopted the 2017 Inducement Plan, which is a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq listing rules. All shares of common stock that were eligible for issuance under the 2017 Inducement Plan after October 1, 2018, including any shares underlying any awards that expire or are otherwise terminated, reacquired to satisfy tax withholding obligations, settled in cash or repurchased by the Company in the future that would have been eligible for re-issuance under the 2017 Inducement Plan, were retired. No additional further options or awards may be granted under the 2017 Inducement Plan; all outstanding stock awards will continue to be governed by their existing terms.
(5)	Our Board adopted the 2024 Inducement Plan, which is a non-stockholder approved stock plan adopted pursuant to the “inducement exception” provided under Nasdaq listing rules. The only employees eligible to receive grants of awards under the 2024 Inducement Plan are individuals who satisfy the standards for inducement grants under Nasdaq rules, generally including individuals who were not previously an employee or director of the Company. Under the terms of the 2024 Inducement Plan, we may grant up to 2,000,000 shares of common stock pursuant to nonqualified stock options, stock appreciation rights, restricted stock awards, RSUs, and other stock awards. The shares of common stock underlying any awards that expire, or are otherwise terminated, settled in cash or repurchased by the Company, under the 2024 Inducement Plan will be added back to the shares of common stock available for issuance under the 2024 Inducement Plan.
(6)	Weighted average exercise price for the 2024 Inducement Plan gives effect to outstanding RSUs, which have no exercise price. Excluding the RSUs, the weighted average exercise price would be $2.57 per share.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any potential conflicts of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

CERTAIN RELATED PERSON TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2024 to which we have been a participant in which the amount involved exceeded or will exceed the lesser of (1) $120,000 or (2) 1% of the average of our total assets for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Participation in Private Placement

In November 2024, Anand Mehra, a member of our Board, purchased 666,666 shares of our common stock at a price per share of $2.25 in connection with a private placement for an aggregate purchase price of $1.5 million.

Indemnification Agreements

In addition to the compensation arrangements with our directors and executive officers, we have entered into indemnity agreements with each of them which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability, please notify your broker or direct your written request to Aclaris Therapeutics, Inc., Attn: Corporate Secretary, 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087 or call our office at 484-324-7933 to speak with our Investor Relations department. Stockholders who currently receive multiple Notices of Internet Availability at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Matthew Rothman
Secretary

April 23, 2026

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission is available without charge upon written request to: Corporate Secretary, Aclaris Therapeutics, Inc., 701 Lee Road, Suite 103, Wayne, Pennsylvania 19087.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91582-P47777 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying the proxy card. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR the following proposal: ACLARIS THERAPEUTICS, INC. Nominees: 1. Election of Directors The Board of Directors recommends you vote FOR the following directors to hold office until the 2029 Annual Meeting: 01) Anand Mehra, M.D. 02) Maxine Gowen, Ph.D. The Board of Directors recommends you vote FOR the following proposal: 3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Aclaris Therapeutics, Inc. for its fiscal year ending December 31, 2026. For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ACRS2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ACLARIS THERAPEUTICS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTEw

V91583-P47777 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com. ACLARIS THERAPEUTICS, INC. Annual Meeting of Stockholders June 4, 2026 9:00 AM, Eastern Time This proxy is solicited by the Board of Directors The stockholder hereby appoints Neal Walker, Kevin Balthaser and Matthew Rothman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ACLARIS THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on June 4, 2026, live via webcast at www.virtualshareholdermeeting.com/ACRS2026 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side